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                                  ScheduLe 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ____________)*

                              Argonaut Technologies
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    040175101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Institutional Venture Partners VI, L.P.     94-3198856

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

------------------- ------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN.......................

--------------------------------------------------------------------------------

                                                                         2 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Institutional Venture Management VI, L.P.   94-3198855

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................


------------------- ------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN.......................

--------------------------------------------------------------------------------

                                                                         3 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

IVP Founders Fund I, L.P.                            94-3231480

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................


------------------- ------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   PN.......................

--------------------------------------------------------------------------------

                                                                         4 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Samuel D. Colella   ###-##-####
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

------------------- ------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN.......................

--------------------------------------------------------------------------------

                                                                         5 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Reid W. Dennis   ###-##-####
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN.......................

--------------------------------------------------------------------------------

                                                                         6 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Mary Jane Elmore  ###-##-####
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN.......................

--------------------------------------------------------------------------------

                                                                         7 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Norman A. Fogelsong     ###-##-####
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN.......................

--------------------------------------------------------------------------------

                                                                         8 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Ruthann Quindlen   ###-##-####
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN.......................

--------------------------------------------------------------------------------

                                                                         9 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

L. James Strand    ###-##-####
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN.......................

--------------------------------------------------------------------------------

                                                                        10 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

T. Peter Thomas    ###-##-####
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    none...............................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    none..........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,329

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN.......................

--------------------------------------------------------------------------------

                                                                        11 of 16

CUSIP No.     040175101..............................

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

Geoffrey Y. Yang  ###-##-####
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     ...............................................................

         (b)     X..............................................................

--------------------------------------------------------------------------------

3.       SEC Use Only...........................................................

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      California...................

--------------------------------------------------------------------------------

                    5.  Sole Voting Power    200................................
                    ------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each       6.  Shared Voting Power    2,542,329........................
Reporting Person
With                ------------------------------------------------------------

                    7.  Sole Dispositive Power    200...........................

                    ------------------------------------------------------------

                    8.  Shared Dispositive Power    2,542,329...................

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person  2,542,529

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions).....................................................

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)   13.9% .............

--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)   IN.......................

--------------------------------------------------------------------------------

                                                                        12 of 16

Item 1.

       (a)        Name of Issuer:   Argonaut Technologies

       (b)        Address of Issuer's Principal Executive Offices:
                             887 Industrial Road, Suite G, San Carlos, Ca  94070
Item 2.

       (a)        Name of Persons Filing:
                             Institutional Venture Partners VI, L.P. ("IVP") Institutional Venture Management VI, L.P. ("IVM") IVP Founders Fund I, L.P. ("FFI")
                             Samuel D. Colella ("SDC")
                             Reid W. Dennis ("RWD")
                             Mary Jane Elmore ("MJE")
                             Norman A. Fogelsong ("NAF")
                             Ruthann Quindlen ("RAQ")
                             L. James Strand ("LJS")
                             T. Peter Thomas ("TPT")
                             Geoffrey Y. Yang ("GYY")

IVM is the General Partner of IVP and FFI. SDC, RWD, MJE, NAF, RAQ, LJS, TPT, & GYY are General Partners of IVM.

       (b)        Address of Principal Business Office or, if None, Residence:
                             3000 Sand Hill Road
                             Building 2, Suite 290
                             Menlo Park, CA  94025

       (c)        Citizenship:
                             Entities:  California
                             Individuals:  United States

       (d)        Title of Class of Securities:
                             Common Stock

       (e)        CUSIP Number:     040175101

Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

                                                                        13 of 16

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in IVP and IVM's Limited Partnership Agreements, the General Partners and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):]

By signing below I certify that, to the best of my knowledge and belief, the securities referral to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[EXHIBITS]

                                                                        14 of 16

[A:    Joint Filing Statement]

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             February 1, 2001

INSTITUTIONAL VENTURE PARTNERS VI, L.P.
By its General Partner, Institutional Venture Management VI, LP

IVP FOUNDERS FUND I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

----------------------------------------------------
Samuel D. Colella, General Partner

-------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
Mary Jane Elmore

--------------------------------
Norman A. Fogelsong

--------------------------------
Ruthann Quindlen

--------------------------------
L. James Strand

--------------------------------
William P. Tai

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang

                                                                        15 of 16

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:             February 1, 2001

INSTITUTIONAL VENTURE PARTNERS VI, L.P.
By its General Partner, Institutional Venture Management VI, LP

IVP FOUNDERS FUND I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.

----------------------------------------------------
Samuel D. Colella, General Partner

-------------------------------
Samuel D. Colella

--------------------------------
Reid W. Dennis

--------------------------------
Mary Jane Elmore

--------------------------------
Norman A. Fogelsong

--------------------------------
Ruthann Quindlen

--------------------------------
L. James Strand

--------------------------------
William P. Tai

--------------------------------
T. Peter Thomas

--------------------------------
Geoffrey Y. Yang

                                                                        16 of 16